BRADY
MARTZ
-----------------------------
CERTIFIED PUBLIC ACCOUNTANTS
AND CONSULTANTS


                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
WayCool3D.com, Inc.
East Grand Forks, Minnesota

Ladies and Gentlemen:

We hereby consent to the use in this Registration Statement of WayCool3D.com, Inc. on Form SB-2 of our report dated February 4, 2002 on the financial statements of the company, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the headings "Selected Financial Data" and "Experts" in such Prospectus.


/s/ Brady Martz

BRADY, MARTZ & ASSOCIATES, P.C.

May 7, 2002


BRADY, MARTZ & ASSOCIATES, P.C.
401 Demers Avenue Suite 300, P.O. Box 14296
Grand Forks, ND  58208-4296 (701) 775-4685 Fax (701) 795-7498

OTHER OFFICES:  Minot and Bismarck, ND
                Thief River Falls, MN